EXHIBIT 99.1

AEROGEN, INC. REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

Mountain View, CA, July 31, 2003 — Aerogen, Inc. (Nasdaq: AEGN) today announced financial results for the three months and six months ended June 30, 2003.  The net loss for the three months ended June 30, 2003 was $3.6 million, or $0.18 per share, compared with a net loss of $7.0 million, or $0.35 per share, for the same period in 2002.  The net loss for the six months ended June 30, 2003 was $7.9 million, or $0.39 per share, compared with $14.1 million, or $0.70 per share, for the same period in 2002.  The decrease in net loss was primarily the result of increased product revenues and lower operating expenses.

Revenues for the three months ended June 30, 2003 were $1.1 million, compared with $0.2 million for the same period in 2002.  Revenues for the six months ended June 30, 2003 were $2.7 million compared with $0.3 million for the same period in 2002.  The increase in revenues for the three month and six month period ending June 30, 2003 were primarily due to the increased sales of the Aeroneb® Professional Nebulizer System and higher royalty revenues from a consumer company that has licensed our aerosol generator technology.

Cost of products sold for the three months ended June 30, 2003 was $0.6 million, compared with $0.2 million for the same period in 2002.  Cost of products sold for the six months ended June 30, 2003 was $1.4 million, compared with $0.5 million for the same period in 2002.  Cost of products sold increased with higher product sales, and were 62% of product sales for the three months ended June 30, 2003 and 64% for the six months ended June 30, 2003.  In the three months and six months ended June 30, 2002, product margins were negative.

Research and development expenses for the three months ended June 30, 2003 were $3.0 million, compared with $4.9 million for the same period in 2002.  Research and development expenses for the six months ended June 30, 2003 were $6.2 million, compared with $10.0 million for the same period in 2002.  The decrease in research and development spending was primarily due to reduction in payroll expenses resulting from fewer employees, suspension of development on the Aerodose® insulin inhaler, and completion of development of the clinical version of the Aerodose® respiratory inhaler.

Selling, general and administrative expenses for the three months ended June 30, 2003 were $1.5 million, compared with $2.2 million for the same period in 2002.  Selling, general and administrative expenses for the six months ended June 30, 2003 were $3.4 million, as compared with $4.3 million for the same period in 2002.  The decrease in selling, general and administrative expenses in the three months ended June 30, 2003, as compared with the same period of 2002, was primarily due to reduction in payroll expenses resulting from fewer employees, decreased expenses associated with marketing and selling products, and reductions in travel, partially offset by increased legal expenses.  The decrease in expenses in the first six months of 2003 over the same period in 2002, was primarily due to reduction in payroll expenses resulting from fewer employees and decreased expenses associated with marketing and selling our products, partially offset by increased legal expenses.

Financial Outlook

As of June 30, 2003, Aerogen had cash, cash equivalents and short-term investments totaling $1.7 million, compared with $8.9 million at December 31, 2002.  Cash expenditures, net of cash receipts, for the three months and six months ended June 30, 2003 were approximately $2.8 million and $7.2 million, respectively.  As a result of our continued losses and current cash resources, we will need to raise additional funds through public or private financings, collaborative relationships or other arrangements within the next few weeks in order to continue as a going concern.  Collaborative arrangements, if necessary to raise additional funds, may require us to relinquish rights to either certain of our products or technologies or desirable marketing territories, or all of these.  We are pursuing efforts to raise such additional funds; however, if we are not successful, we may have to curtail significantly, or cease entirely, our operations, and/or seek bankruptcy protection.

“While the Aerogen team continues to be most enthusiastic about the multiple applications identified for improvements of respiratory therapy associated with the now developed core aerosol generator technology, financing of the business plan is taking more time than we had contemplated.  We continue to pursue all opportunities available to us,” said Jane E. Shaw, Aerogen’s Chairman and Chief Executive Officer.

Aerogen, a specialty pharmaceutical company, develops inhaler and nebulizer products based on its OnQ™ Aerosol Generator technology to improve the treatment of respiratory disorders.  Aerogen also has development collaborations with pharmaceutical and biotechnology companies for delivery of novel compounds that treat respiratory and other disorders.  Aerogen currently markets products that include the Aeroneb® Professional Nebulizer System, for use in the hospital, and the Aeroneb® Portable Nebulizer System, for home use. Aerogen’s first drug product in the acute care setting, inhaled amikacin for pulmonary infections, is currently in Phase 2 clinical trials.  Additional products are in the feasibility and pre-clinical stages of development and in test marketing.  Aerogen is headquartered in Mountain View, California, with a campus in Galway, Ireland.  For more information, visit www.aerogen.com.

To the extent any statements made in this release relate to information that is not historical, these statements are necessarily forward-looking.  As such, they are subject to the occurrence of many events outside of the Company’s control and other uncertainties, and are subject to various risk factors that could cause the Company’s actual results to differ materially from those expressed in any forward-looking statement.  The risk factors include, without limitation, the need for additional funding, the inherent risks of product development, clinical outcomes, regulatory risks and risks related to proprietary rights, market acceptance and competition, and are described in the Company’s reports and other filings with the U.S. Securities and Exchange Commission, including its Form 10-K for 2002, filed on March 31, 2003.

CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS ATTACHED

Aerogen, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues:
Product sales	$989	$112	$2,267	$112
Research and development	—	8	165	34
Royalty	125	62	250	125
Total revenues	1,114	182	2,682	271

Costs and expenses:
Cost of products sold	611	235	1,445	466
Research and development	3,015	4,947	6,220	9,970
Selling, general and administrative	1,450	2,160	3,354	4,287
Total costs and expenses	5,076	7,342	11,019	14,723

Loss from operations	(3,962)	(7,160)	(8,337)	(14,452)

Interest income, net	14	122	52	337
Other income (expense), net	326	—	366	5

Net loss	$(3,622)	$(7,038)	$(7,919)	$(14,110)
Net loss per common share, basic and diluted	$(0.18)	$(0.35)	$(0.39)	$(0.70)
Weighted - average shares used in computing net loss per share, basic and diluted	20,484	20,180	20,441	20,103

Aerogen, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$1,697	$3,266
Available-for-sale securities	—	5,621
Accounts receivable, net	668	903
Inventories, net	325	374
Prepaid expenses and other current assets	610	934
Total current assets	3,300	11,098

Property and equipment, net	4,912	5,251
Goodwill and other intangible assets, net	1,759	1,612
Restricted cash	1,200	1,200
Other assets	34	33
Total assets	$11,205	$19,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$792	$973
Accrued liabilities	1,089	1,446
Total current liabilities	1,881	2,419

Other long-term liabilities	1,173	1,031
Total liabilities	3,054	3,450

Stockholders’ equity:
Common stock	21	20
Additional paid-in capital	109,268	109,497
Notes receivable from stockholders	(375)	(434)
Deferred stock-based compensation, net	(754)	(1,520)
Accumulated other comprehensive income	(38)	233
Accumulated deficit	(99,971)	(92,052)
Total stockholders’ equity	8,151	15,744
Total liabilities and stockholders’ equity	$11,205	$19,194

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